Exhibit 99.1

MCEWEN MINING PROVIDES Q1 2013

OPERATIONAL AND DEVELOPMENT UPDATE

(All Amounts in US Dollars Unless Otherwise Stated)

TORONTO, ONTARIO - (May 9, 2013) - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to provide a summary of significant developments and first quarter operating results during Q1, 2013.

Q1 Highlights

•             El Gallo 1, our 2nd mine began commercial production.

•             Gold equivalent production increased by 31% to 29,839 ounces (17,001 gold ounces and 667,555 silver ounces) versus Q1, 2012.

•             On target to produce 130,000 gold equivalent ounces this year.

•             Cash costs totaled $885 per gold equivalent ounce. Costs increased due to the work stoppage at San José (which added $55 per ounce) and inventory adjustments (which added $60 per ounce). Lower costs are expected for the remainder of the year.

•             Total sustaining costs totaled $1,507 per gold equivalent ounce. Costs increased due to development being ahead of schedule (which added $90 per ounce), additional exploration drilling at El Gallo 1 (which added $35 per ounce), timing of sales (which added $40 per ounce) and the items outlined in the bullet above (which added $115 per ounce). Lower costs are expected for the remainder of the year.

•             Increased the mineral reserve and resources, including grade, at San José. Mineral resources are at record levels.

•             At March 31, 2013 Financials: $50.6 million in liquid assets and no debt.

•             El Gallo 2 received its Municipal construction permit. Targeting end of Q3 for remaining approvals.

Balance Sheet

At March 31, 2013, McEwen Mining had cash and liquid assets of $50.6 million, comprised of cash of $45.1 million, gold and silver bullion at market value of $5.5 million. The Company remains debt free.

The Company did not receive any dividends from its 49% owned San José mine in Argentina. The reason dividends were not issued was due to the full repayment of credit lines and equipment purchases related to the mine’s recent 10% expansion. In addition, 10 days of production and revenue were lost due to employee illness.

El Gallo 1 generated $3.5 million in operating cash flow, after sustaining capital expenses.

The Company has been exploring options to finance construction of El Gallo 2. The preferred alternative is a sale of Los Azules. The sales process began mid-January and final bids are due late Q2. The Company has investigated other alternatives should the sale Los Azules not proceed. This includes debt, equity and equipment leasing. An update will be provided in Q2.

San José Mine, Argentina (49%)

Production results for McEwen Mining’s share in San José during Q1 was 10,328 gold ounces and 661,915 silver ounces, representing 23,057 gold equivalent ounces (converting silver into gold using a 52:1 ratio). Production for the remaining quarters is expected to be slightly higher. In 2013, McEwen Mining’s share of production has been forecast at 102,700 gold equivalent ounces.

Gold equivalent cash costs equaled $966 per ounce. Costs were higher because of $2.6 million (which added $85 per ounce) in expenses related to the work stoppage. Further, cash costs for Q4 2012, which were used to estimate full-year guidance, were understated by $65 per ounce due to an error with the cost of sales.

All-in sustaining cost were higher due to the two items outlined in the paragraph above (which added $150 per ounce) and higher development costs on a per ounce basis due to 35% less ounces being sold than produced in Q1 due to the timing of shipments (which added $100 per ounce) (development costs in a quarter are expensed against ounces sold and not produced). This is expected to reverse in future quarters, where more ounces will be sold than produced.

San José Mine Production Comparison

	Q1 2013	Q4 2012 As Adjusted	Q1 2012	Total 2012 As Adjusted
San José – 100%*
Ore production (tonnes)	108,379	128,940	115,531	509,851
Average grade gold (gpt)	6.87	6.00	5.98	5.79
Average head silver (gpt)	459	422	416	417
Average gold recovery (%)	88.1	90.4	91.6	90.4
Average silver recovery (%)	84.4	88.3	87.8	87.0
Gold produced (ounces)	21,078	22,498	20,357	85,768
Silver produced (ounces)	1,350,847	1,544,917	1,355,678	5,952,533
Gold sold (ounces)	12,817	23,155	14,340	84,282
Silver sold (ounces)	889,078	1,553,281	1,032,045	5,896,674
Co-product total cash cost Au (US$)	996	840	686	778
Co-product total cash cost Ag (US$)	18.14	14.57	13.27	14.25
Gold equivalent total cash cost (US$)	966	794	688	757
Co-product all-in sustaining cash cost Au (US$)	1,568	1,298	1,233	1,226
Co-product all-in sustaining cash cost Ag (US$)	28.54	22.50	23.83	22.45
Gold equivalent co-product all-in sustaining cash cost (US$)	1,520	1,226	1,236	1,192

McEwen Mining – 49% Share
Gold produced (ounces)	10,328	11,024	9,975	42,026
Silver produced (ounces)	661,915	757,009	664,282	2,916,741
Gold equivalent(1) produced (ounces)	23,057	25,582	22,750	98,117

*McEwen Mining holds a 49% attributable interest in the San José mine.

El Gallo 1 Mine, Mexico (100%)

On January 1st, 2013, El Gallo 1 declared commercial production. In Q1 the mine produced 6,673 gold ounces and 5,640 silver ounces, representing 6,781 gold equivalent ounces during its first quarter. The mine remains on track to produce 27,300 gold equivalent ounces in 2013.

Gold equivalent cash costs equaled $742 per ounce. Costs were lower than estimated and the Company is lowering its expected costs at El Gallo from $1,135-$1,235 to $750-$850 per ounce for 2013.

All-in sustaining costs totaled $1,483 per gold equivalent ounce. This is higher for several reasons. First, pre-stripping was ahead of schedule. A total of $2.1 million (which added $260 per ounce) of additional pre-strip was completed. The strip ratio for the remainder of 2013 is expected to be less than Q1. Second, there was more exploration drilling than anticipated. Approximately $0.8 million (which added $100 per ounce) in additional expenses were incurred due to the Central discovery. The Company believes Central has the potential to increase the size of the Phase 1 mine life.

An optimization program was implemented at the end of Q1 and is focused on increasing grades, tonnes processed, lowering waste and negotiating lower costs for cyanide. The benefits were evident in April, with the mined Ore Grade increasing by 30% to 1.45 gpt gold. Tonnes of Ore mined also increased during April by 25% to 111,000 tonnes. In addition, waste Tonnes were reduced by 15%. There can be no assurance that this strong performance will continue, but it is an encouraging first step towards maximizing the profitability of El Gallo.

El Gallo Phase 1 Mine Production Results

Q1 2013
Ore production (tonnes)	295,173
Average grade gold (gpt)	1.10
Average gold recovery (%)*	63
Gold produced (ounces)	6,673
Silver produced (ounces)	5,640
Gold equivalent produced (ounces)	6,781
Gold sold (ounces)	8,085
Silver sold (ounces)	7,800
Gold equivalent total cash cost (US$)	742
Gold equivalent co-product all-in sustaining cash cost (US$)	1,483

*Gold recoveries are projected to reach 70% through on-going leaching.

A new resource for El Gallo 1 and 2 will be released by the end of Q2. The estimate will include results from the new Central Zone. Highlights released on April 11th, included 2.9 gpt gold over 43 m and 1.8 gpt gold over 56 m.

El Gallo 2, Mexico (100%)

During the first quarter El Gallo 2 had its Municipal construction permits approved. The three outstanding permits that are required to begin construction and operations have now been submitted to the applicable Mexican authorities. Although approval and timing are outside of McEwen Mining’s control, the Company is targeting the end of Q3 for the remaining approvals.

Los Azules Copper Project, Argentina (100%)

Los Azules is one of the world’s largest and highest grade undeveloped copper porphyry deposits. This drill seasons exploration program, with a budget of $25 million, was completed in April. McEwen Mining has begun work on an updated Preliminary Economic Assessment (PEA), which is expected to be completed in Q3 this year. The updated PEA will be based on a significantly larger mineral resource. It will evaluate the possibility of (1) increasing the daily throughput; (2) producing copper cathode instead of a concentrate and (3) processing low-grade mineralized material not previously considered, via a heap leach. The advantage of being able to produce a copper cathode is that it would eliminate the contemplated slurry pipeline through Chile and would reduce Argentina’s current export tax on concentrate.

Gold Bar Project, Nevada (100%)

McEwen Mining continues to advance the Gold Bar permitting process in order to begin production in 2015. Gold Bar is forecasted to produce 50,000 ounces gold per year. The project is located primarily on public lands managed by the Bureau of Land Management (BLM). The BLM and the Nevada Division of Environmental Protection (NDEP) are the primary government agencies responsible for approving the permits that would allow the Company to begin construction. The Company expects to submit its Plan of Operations report in the second half of 2013.

First Quarter Conference Call Details

McEwen Mining will be hosting a conference call to discuss the first quarter results and project developments on May 9, 2013 at 11:30 am EST.

WEBCAST:

http://www.gowebcasting.com/4353

TELEPHONE:

Participant dial-in number(s): 416-340-2217/866-696-5910
Participant pass code: 5834978

REPLAY:
Dial-in number(s): 905-694-9451/800-408-3053
Pass code: 2278899

ABOUT MCEWEN MINING (www.mcewenmining.com)

The goal of McEwen Mining is to qualify for inclusion in the S&P 500 by 2015 by creating a high growth gold producer focused in the Americas. McEwen Mining’s principal assets consist of the San José mine in Santa Cruz, Argentina (49% interest); the El Gallo complex in Sinaloa, Mexico; the Gold Bar project in Nevada, US; the Los Azules project in San Juan, Argentina and a large portfolio of exploration properties in Argentina, Mexico and Nevada.

McEwen Mining has 297,090,359 shares issued and outstanding. Rob McEwen, Chairman, President and Chief Owner, owns 25% of the shares of the Company (assuming all outstanding Exchangeable Shares are exchanged for an equivalent amount of Common Shares). As of March 31, 2012, McEwen Mining had cash and liquid assets of approximately US$50 million and is debt free.

RELIABILITY OF INFORMATION

Minera Santa Cruz S.A., the owner of the San José mine, is responsible for and has supplied to the Company all reported results from the San José mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release. As the Company is not the operator of the San José mine, there can be no assurance that production information reported to the Company by MSC is accurate, the Company has not independently verified such information and readers are therefore cautioned regarding the extent to which they should rely upon such information.

TECHNICAL INFORMATION

This news release has been reviewed and approved by William Faust, PE, McEwen Mining’s Chief Operating Officer, who is a Qualified Person as defined by National Instrument 43-101 (“NI 43-101).  For additional information about the El Gallo complex see the technical report titled “El Gallo Complex Phase II project, NI 43-101 Technical Report Feasibility Study, Mocorito Municipality, Sinaloa, Mexico” with an effective date of September 10, 2012, prepared by M3 Engineering along with a team of associates (the “Phase II Report”). The authors of the Phase 2 Report, Stan Timler - M3 Engineering, Mike Hester - Independent Mining Consultants (Reserves), Dawn Garcia - SRK Consulting (Environmental), Richard Kehmeier and Brian Hartman - Pincock Allen & Holt (El Gallo Deposit Resource), John Read - McEwen Mining consultant (Palmarito Insitu, Historic Waste Dumps and Historic tailings Resource), are each qualified persons and all of whom but John Read are independent of McEwen Mining, each as defined by NI 43-101. For information about the current Los Azules Mineral Resource, see the Company’s news release titled “McEwen Mining Continues to Expand Los Azules’ Large, High-Grade, Mineral Resource, dated February 5, 2013. The mineral resource estimate referenced in this news release was prepared in January 2013 by Robert Sim , P.Geo. and Bruce Davis , PhD, FAusIMM, each a qualified person and independent of McEwen Mining, each as defined by NI 43-101. For additional information about the Los Azules project see the technical Report titled “Los Azules Porphyry Copper Project, San Juan Province, Argentina” dated August 1, 2012, with an effective date of June 15, 2012, prepared by D. Ernest Winkler, PE, Robert Sim, PGeo, Bruce Davis, PHD, FAUSIMM and James K. Duff, PGeo, all of whom are qualified persons and all of whom but James K. Duff are independent of McEwen Mining, each as defined by NI 43-101.

For additional information about the Tonkin project see the technical report titled “Technical Report on Tonkin Project” dated and with an effective date of May 16, 2008. The report was prepared by Alan C. Noble, P.E., Ore Reserves Engineering and Richard Gowans, Micon International, and Steven Brown (then US Gold Corporation) all of whom are qualified persons and all of whom but Mr. Brown are independent of McEwen Mining, each as defined by NI 43-101. For additional information about the Gold Bar project see the technical report titled “NI 43-101 Technical Report on Resources and Reserves Gold Bar Project, Eureka County, Nevada” dated February 24, 2012 with an effective date of November 28, 2011, prepared by J. Pennington, C.P.G., MSc., Frank Daviess, MAusIMM, Registered SME, Eric Olin,, MBA, RM-SME, MSc, Herb Osborn, P.E, Joanna Poeck, MMSA, B. Eng., Kent Hartley P.E. Mining, SME, BSc, Mike Levy, P.E, P.G, MSc., Evan Nikirk, P. E., Mark Allan Willow, M.Sc, C.E.M. and Neal Rigby, CEng, MIMMM, PhD, all of whom are qualified persons and all of whom are independent of McEwen Mining, each as defined by NI 43-101.

The foregoing news release and technical reports are available under the Corporation’s profile on SEDAR (www.sedar.com).

CAUTIONARY NON-GAAP MEASURES

In this report, we have provided information prepared or calculated according to U.S. GAAP, as well as provided some non-U.S. GAAP (“non-GAAP”) performance measures.  Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

Total cash costs consists of geology, mining, processing, general and administrative costs, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs and export taxes.  All-in sustaining cash costs consists of total cash costs (as noted above), plus corporate general and administrative costs, environmental rehabilitation costs, mine site exploration and development costs, and sustaining capital expenditures.  Depreciation is excluded from both total cash costs and all-in sustaining cash costs.  Total cash cost and all-in sustaining cash cost per ounce are calculated on a co-product basis by dividing the respective proportionate share of the total cash costs and all-in sustaining cash costs for the period attributable to each metal by the ounces of each respective metal sold.

CAUTIONARY NOTE TO US INVESTORS

McEwen Mining prepares its resource estimates in accordance with standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in Canadian National Instrument 43-101 (NI 43-101). These standards are different from the standards generally permitted in reports filed with the SEC. Under NI 43-101, McEwen Mining reports measured, indicated and inferred resources, measurements, which are generally not permitted in filings made with the SEC. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves. U.S. investors are cautioned not to assume that any part of measured or indicated resources will ever be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

For further information contact:

Jenya Meshcheryakova

Investor Relations

Tel: (647) 258-0395 ext 410

Toll Free: (866) 441-0690

Fax: (647) 258-0408

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Mailing Address 181 Bay Street Suite 4750 Toronto, ON M5J 2T3 PO box 792 E-mail: info@mcewenmining.com